A Special Meeting of Shareholders of the ING Pilgrim SmallCap Asia Growth Fund (the "Fund") was held on July 21, 2000, for the purpose of:

(1) approving a new investment management agreement between the Fund and ING Pilgrim Investments, Inc. (For: 914,635, Against or withheld: 32,935);

(2)(i) approving a new sub-advisory agreement between ING Pilgrim Investments, Inc. and Crosby Asset Management, Inc. to take effect upon the completion of the proposed acquisition of Lexington Global Asset Managers, Inc. by Reliastar (For:
915,051, Against or withheld: 32,240 );

(2)(ii) approving a new sub-advisory agreement between ING Pilgrim Investments, Inc. and Crosby Asset Management, Inc. to take effect upon the completion of the proposed acquisition of Reliastar by ING (For: 915,311, Against or withheld:
31,979);

(2)(iii) approving a new sub-advisory agreement between ING Pilgrim Investments, Inc. and Insinger Asset Management N.V. to take effect upon the acquisition of certain regulatory approvals and the completion of the proposed acquisition of Lexington Global Asset Managers, Inc. by Reliastar (For: 915,311, Against or withheld: 31,687);

(2)(iv) approving a new sub-advisory agreement between ING Pilgrim Investments, Inc. and Insinger Asset Management N.V. to take effect upon the acquisition of certain regulatory approvals and the completion of the proposed acquisition of Reliastar by ING (For: 915,051, Against or withheld: 31,979);

(3) electing eleven (11) new Directors to hold office until the election and qualification of their successors (For: 31,134,375, Against or withheld:
2,412,105);

(4) ratifying the selection of KPMG LLP as the Fund's independent public accountant (For: 925,312, Against or withheld: 21,979);

(5) approving a new service and distribution plan for the Fund (For: 754,360, Against or withheld: 33,151); and

(6) approving amended and restated Articles of Incorporation (For: 763,483, Against or withheld: 24,027).

The following Directors were elected at the Special Meeting of Shareholders and are currently Directors of the Fund: Al Burton, Paul S. Doherty, Robert B. Goode, Alan L. Gosule, Walter H. May, Jock Patton, David W.C. Putnam, John R. Smith, Robert W. Stallings, John G. Turner and David W. Wallace.